Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS FIRST QUARTER RESULTS

BETHESDA, MD, April 22, 2009 – LaSalle Hotel Properties (NYSE: LHO) today reported a net loss to common shareholders of $18.9 million, or ($0.46) per diluted share for the quarter ended March 31, 2009, compared to a net loss of $14.8 million, or ($0.37) per diluted share for the first quarter of 2008.

For the quarter ended March 31, 2009, the Company generated funds from operations (“FFO”) of $8.6 million versus $9.8 million for the first quarter of 2008. On a per diluted share basis, FFO for the quarter was $0.21, compared to $0.24 for the same period of 2008.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2009 was $21.3 million as compared to $24.5 million for the first quarter of 2008.

Room revenue per available room (“RevPAR”) in the first quarter of 2009 was $104.01, which was a decrease of 11.8 percent compared to the same period of 2008. Average daily rate (“ADR”) declined 5.5 percent from the first quarter of 2008 to $172.15, while occupancy fell 6.7 percent to 60.4 percent.

“Our significant investment in Washington, DC coupled with the continued ramp up of a number of recently redeveloped and repositioned hotels enabled us to significantly outperform the industry on a RevPAR basis,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Despite an extremely difficult operating environment, the initiatives we and our operators have put in place to mitigate EBITDA margin erosion proved to be extremely effective and should result in enhanced operational efficiencies in the future. Though we expect the operating environment to continue to be difficult, we are seeing some initial signs of stabilization in recent demand trends.”

The Company’s hotels generated $23.6 million of EBITDA for the quarter ended March 31, 2009 compared with $28.2 million for the same period of 2008. Hotel revenues declined 9.1 percent while hotel expenses were reduced by 7.2 percent. As a result, hotel EBITDA margins were limited to a decline of only 169 basis points. Before the impact of property taxes, margins declined just 107 basis points.

As of March 31, 2009, the Company had total outstanding debt of $966.1 million including the Company’s senior unsecured credit facility balance of $273.8 million. Total debt to trailing 12 month Corporate

EBITDA (as defined by our senior unsecured credit facility) equaled 4.8 times as of March 31, 2009. For the quarter, the Company’s weighted average interest rate was 4.1 percent. As of March 31, 2009, based on the Company’s covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.2 times and its fixed charge coverage ratio was 2.2 times. At the end of the quarter, the Company had $14.1 million of cash and cash equivalents on its balance sheet and an aggregate of $196.5 million available on its senior unsecured credit facility and the line of credit of LaSalle Hotel Lessee, Inc., the Company’s wholly owned taxable REIT subsidiary.

First Quarter Highlights

On January 1, 2009, Le Montrose Suite Hotel transitioned to a new lease with LaSalle Hotel Lessee, Inc. As a result, all of the Company’s 31 hotels are now leased to LaSalle Hotel Lessee, Inc.

On February 1, 2009, each of the 2,348,888 7.25% Series C Preferred Units was redeemed and the Company issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest. As a result of the redemption of all of the partnership units previously issued in consideration for the purchase of the Westin Copley in 2005, the contingent obligation of the Company to reimburse the seller of the hotel up to $20.0 million of taxes related to unrealized taxable gains created at the time of the Company’s acquisition of the hotel, as described in the Tax Reporting and Protection Agreement entered into by the Company, has become null and void.

On February 2, 2009, the Company retired, without penalty, $38.4 million of outstanding mortgage principal balances on the Westin City Center Dallas and Sheraton Bloomington Hotel Minneapolis South with funds drawn from the senior unsecured credit facility.

On February 4, 2009, the Company announced a quarterly dividend of $0.01 per common share for the first quarter of 2009. The first quarter dividend was paid on April 15, 2009 to common shareholders of record on March 31, 2009.

Subsequent Events

On April 16, 2009, SCG Hotel DLP, L.P. exchanged the above described 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest for 2,348,888 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest in a private transaction with the Company.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, April 23, 2009 at 11:30 AM EDT. To participate in the conference call, please dial (877) 795-3649. Additionally, a live webcast of the Earnings Call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s initiatives resulting in continued operating efficiencies in the future and stabilization of demand trends. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(unaudited)

	For the three months ended March 31,
	2009	2008
Revenues:
Hotel operating revenues:
Room	$79,955	$80,498
Food and beverage	36,414	32,449
Other operating department	10,075	9,571

Total hotel operating revenues	126,444	122,518
Participating lease revenue	—	5,507
Other Income	1,456	1,544

Total revenues	127,900	129,569

Expenses:
Hotel operating expenses:
Room	21,172	21,487
Food and beverage	26,464	24,595
Other direct	4,739	4,688
Other indirect	39,171	39,511

Total hotel operating expenses	91,546	90,281
Depreciation and amortization	27,559	24,741
Real estate taxes, personal property taxes and insurance	8,760	8,801
Ground rent	1,497	1,548
General and administrative	4,221	3,658
Other expenses	614	822

Total operating expenses	134,197	129,851

Operating loss	(6,297)	(282)
Interest income	14	83
Interest expense	(9,860)	(11,469)

Loss before income tax benefit and redeemable noncontrolling interest	(16,143)	(11,668)
Income tax benefit	3,941	3,855
Redeemable noncontrolling interest in loss of consolidated entity	6	1

Net loss	(12,196)	(7,812)

Noncontrolling interests:
Noncontrolling interest of common units in Operating Partnership	17	19
Noncontrolling interest of preferred units in Operating Partnership	(367)	(1,413)

Net income attributable to noncontrolling interests	(350)	(1,394)

Net loss attributable to the Company	(12,546)	(9,206)
Distributions to preferred shareholders	(6,322)	(5,624)

Net loss attributable to common shareholders	$(18,868)	$(14,830)

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(Dollars in thousands, except per share data)

(unaudited)

	For the three months ended March 31,
	2009	2008
Earnings per Common Share - Basic:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.46)	$(0.37)

Earnings per Common Share - Diluted:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.46)	$(0.37)

Weighted average number of common shares outstanding:
Basic	40,602,995	39,919,144
Diluted	40,671,132	40,074,146

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share data)

(unaudited)

	For the three months ended March 31,
	2009	2008
Funds From Operations (“FFO”):
Net loss attributable to common shareholders	$(18,868)	$(14,830)
Depreciation	27,383	24,568
Amortization of deferred lease costs	100	123
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(6)	(1)
Noncontrolling interest of common units in Operating Partnership	(17)	(19)

FFO	$8,592	$9,841

Weighted average number of common shares and units outstanding:
Basic	40,672,995	40,022,674
Diluted	40,741,132	40,177,676

	For the three months ended March 31,
	2009	2008
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net loss attributable to common shareholders	$(18,868)	$(14,830)
Interest expense	9,860	11,469
Income tax benefit	(3,941)	(3,855)
Depreciation and amortization	27,559	24,741
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(6)	(1)
Noncontrolling interest of common units in Operating Partnership	(17)	(19)
Noncontrolling interest of preferred units in Operating Partnership	367	1,413
Distributions to preferred shareholders	6,322	5,624

EBITDA	$21,276	$24,542

Corporate expense	4,918	4,875
Interest and other income	(1,470)	(1,627)
Participating lease adjustments (net)	—	(99)
Hotel level adjustments (net)	(1,118)	556

Hotel EBITDA	$23,606	$28,247

With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of management in running our business on a property-level basis.

Hotel EBITDA includes the operating data for all properties leased to LHL and to third parties for the three months ended March 31, 2009 and 2008. Hotel EBITDA includes adjustments made for periods when hotels were closed for renovations for presentation of comparable information.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Dollars in thousands)

(unaudited)

	For the three months ended March 31,
	2009	2008
Revenues
Room	$77,020	$88,238
Food and beverage	35,956	36,364
Other	9,229	9,865

Total hotel revenues	122,205	134,467

Expenses
Room	20,430	23,100
Food and beverage	26,010	26,938
Other direct	4,516	4,929
General and administrative	11,821	13,021
Sales and marketing	10,629	11,596
Management fees	3,640	3,805
Property operations and maintenance	5,686	6,314
Energy and utilities	5,424	5,765
Property taxes	7,745	7,691
Other fixed expenses	2,698	3,061

Total hotel expenses	98,599	106,220

Hotel EBITDA	$23,606	$28,247

Note:

This schedule includes the operating data for all properties leased to LHL as of March 31, 2009, excluding the Donovan House (as it was not open during the first quarter of 2008) and Chaminade Resort, which is excluded from January (closed for renovations in January 2008).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

	For the three months ended March 31,
	2009	2008
Total Portfolio
Occupancy	60.4%	64.8%
Increase/(Decrease)	(6.7)%
ADR	$172.15	$182.12
Increase/(Decrease)	(5.5)%
RevPAR	$104.01	$117.94
Increase/(Decrease)	(11.8)%

Note:

This schedule includes the operating data for all properties leased to LHL as of March 31, 2009, excluding the Donovan House (as it was not open during the first quarter of 2008) and Chaminade Resort, which is excluded from January (closed for renovations in January 2008).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

Prior Year Operating Data

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008
Occupancy	64.8%	81.0%	81.4%	64.7%	73.0%
ADR	$182.12	$213.97	$203.19	$193.46	$199.45
REVPAR	$117.94	$173.40	$165.32	$125.19	$145.61

Note:

This schedule includes historical operating data for the owned hotels open and operating as of December 31, 2008 (excludes the Donovan House for the first quarter and Chaminade Resort for January, as these properties were closed for renovations during those periods in 2008).